EXHIBIT 10.1

FOURTH AMENDMENT TO AMENDED AND RESTATED LEASE AGREEMENT
THIS FOURTH AMENDMENT TO AMENDED AND RESTATED LEASE AGREEMENT (this "Amendment") dated as of April 13, 2018 (the "Effective Date"), is entered into by and between HC-200 BLOSSOM STREET, LLC, a Delaware limited liability company ("Landlord"), and BAY AREA REGIONAL MEDICAL CENTER, LLC, a Texas limited liability company ("Tenant").
W I T N E S S E T H :
A.    Bay Area Hospital Property Company, LLC, a Texas limited liability company (the "Original Landlord") and Tenant entered into that certain Amended and Restated Lease Agreement dated May 7, 2013, as assigned from Original Landlord to Landlord pursuant to that certain Assignment and Assumption of Leases dated July 11, 2014, as amended by that certain First Amendment to Amended and Restated Lease Agreement dated June 3, 2015, as further amended by that certain Second Amendment to Amended and Restated Lease Agreement dated March 15, 2016, and as further amended by that certain Third Amendment to Amended and Restated Lease Agreement dated as of August 28, 2017 (collectively, the "Lease"), for the land and improvements located at 200 Blossom Street, Webster, Texas (the "Premises").
B.    CARTER/VALIDUS OPERATING PARTNERSHIP, LP, a Delaware limited liability partnership ("Lender") and MEDISTAR FINANCE, LLC, a Texas limited liability company ("Borrower") entered into that certain Loan Agreement, dated as of August 28, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the "Loan Agreement"), pursuant to which Lender agreed to advance funds to Borrower on the terms set forth in the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement).
C.    Landlord and Tenant desire to amend certain terms and conditions of the Lease as more particularly set forth herein.
NOW, THEREFORE, for and in consideration of the Recitals and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Incorporation of Recitals. The above recitals are true and correct and are incorporated herein.
2.    Capitalized Terms. All capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Lease.
3.    Fixed Rent. Pursuant to the Third Amendment to Amended and Restated Lease Agreement (the "Third Amendment"), Section 5(a)(vi) of the Lease was amended to temporarily reduce the monthly Fixed Rent to the Temporaty Fixed Rent for the Payment Plan Period (July 1,

2017 through and including January 1, 2018, as more particularly set forth in the Third Amendment. Section 5(a)(vi) of the Lease is hereby further amended by adding the following to the end of Section 5(a)(vi):
"Notwithstanding Sections 5(a)(ii), (iii) and (iv) above, the monthly Fixed Rent due and payable for the period beginning March 1, 2018 through and including August 1, 2018 (the "Supplemental Payment Plan Period") shall be also be reduced to $791,000 (the "Supplemental Temporary Fixed Rent"). Upon commencement of the Supplemental Payment Plan Period, the difference between the Fixed Rent due and payable as set forth in Section 5(a)(ii) of the Lease and the Supplemental Temporary Fixed Rent due and payable as set forth herein, such amount hereinafter referred to as the "Supplemental Payment Plan Rent", shall accrue interest at a rate of eight percent (8%) per annum, and continuing thereafter until repaid in full. Commencing on September 1, 2018, and continuing on the first day of each calendar month thereafter, through and including August 1, 2021 (the payment date for the rental payment for the month ending August 31, 2021), the aggregate of the Payment Plan Rent plus the Supplemental Payment Plan Rent (collectively, the "Combined Payment Plan Rent") shall be paid by Tenant to Landlord in equal monthly installments, together with all accrued, unpaid interest thereon, which installments shall be in an amount sufficient to fully repay the Combined Payment Plan Rent on or before to August 1, 2021."

Notwithstanding anything herein to the contrary, upon the occurrence of any Event of Default, the amount of all outstanding Combined Payment Plan Rent shall bear interest at the interest rate set forth in Section 5(d) applicable to late payments, which Event of Default shall be deemed to have accrued beginning on July 1, 2017.
4.    Default by Tenant or Guarantor. Section 18(a)(i) of the Lease is hereby deleted in its entirety and replaced with the following:
"Tenant shall fail to pay any installment of Rent or Additional Rent within three (3) business days of when due."
5.    Real Estate Tax Payment Plan. Landlord advanced certain ad valorem property taxes payable with respect to the Premises for the 2017 tax year, in an aggregate amount equal to $2,472,802.06, in order to pay such taxes as and when due and payable (such amounts advanced by Landlord on behalf of Tenant, the "RE Payment Plan Taxes"). Tenant shall repay to Landlord all RE Payment Plan Taxes in six equal, monthly installments of $441,885.40 each, including accrued interest thereon, beginning on September 1, 2018 and continuing on the first day of each calendar month thereafter, with a final payment in the amount of all unpaid RE Payment Plan Taxes and all accrued but unpaid interest thereon due and payable on February 1, 2019. Interest shall accrue on the unpaid amount of the RE Payment Plan Taxes from the date such RE Payment Plan Taxes were first advanced by Landlord at a rate of 8% per annum. Notwithstanding anything herein to the contrary, upon the occurrence of any Event of Default, the amount of all outstanding RE Payment

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Plan Taxes shall bear interest at the interest rate set forth in Section 5(d) applicable to late payments, which Event of Default shall be deemed to have accrued beginning on February 12, 2018.
6.    Property Insurance Payment Plan. Landlord advanced certain property insurance premiums with respect to the Premises for the 2017/2018 and 2018/2019 policy years, in an aggregate amount equal to $653,075.00, in order to pay such premiums as and when due and payable (such amounts advanced by Landlord on behalf of Tenant, the "Property Insurance Payment Plan"). Tenant shall repay to Landlord all Property Insurance Payment Plan in six equal, monthly installments of $115,239.08 each, including accrued interest thereon, beginning on September 1, 2018 and continuing on the first day of each calendar month thereafter, with a final payment in the amount of all unpaid Property Insurance Payment Plan and all accrued but unpaid interest thereon due and payable on February 1, 2019. Interest shall accrue on the unpaid amount of the Property Insurance Payment Plan from the date such Property Insurance Payment Plan funds were first advanced by Landlord at a rate of 8% per annum. Notwithstanding anything herein to the contrary, upon the occurrence of any Event of Default, the amount of all outstanding Property Insurance Payment Plan shall bear interest at the interest rate set forth in Section 5(d) applicable to late payments, which Event of Default shall be deemed to have accrued beginning on April 1, 2018. If an Approved Transfer (as defined in Section 9 below, which amends Section 15 of the Guaranty) is consummated before the 2018/2019 policy year ends and such property insurance policy or policies are cancelled, any refunded premium received by Landlord with respect to such property insurance will be applied to the Property Insurance Payment Plan, the Combined Payment Plan Rent, the RE Payment Plan Taxes, and other amounts due under the Lease.
7.    Cross-Pledge of Loan Collateral. As of the Effective Date, Tenant shall, or shall cause its affiliates to, as applicable, pledge to Landlord certain additional collateral (the "Collateral), including Business Interruption Insurance Proceeds of Tenant related to Hurricane Harvey and the net proceeds from the sale or refinance of certain other Guarantor assets (specifically including the properties known as the Tulsa Rehab Hospital, the Texas Tech MOB and El Paso SNF) as required to secure the Combined Payment Plan Rent, RE Payment Plan Taxes and Property Insurance Payment Plan, all as more particularly described in the applicable security agreements and cross-collateralization agreement related thereto. The net proceeds from any sale, refinance or other liquidity event related to all or any portion of the Collateral or the applicable pledgor's interest therein shall be paid to Landlord and applied to all outstanding obligations of Tenant in such order as Landlord determines in its sole discretion, including the Combined Payment Plan Rent, RE Payment Plan Taxes and Property Insurance Payment Plan. All amounts owed by Tenant and Guarantor under the Lease and Guaranty shall be further secured by the "Collateral" as defined in the Loan Documents.
8.    Financial Statements. The following are hereby added as new Sections 29(f), (g), (h), (i) and (j) to the Lease:
(f)    Monthly Financial Statements of Tenant. As soon as available, and in any event within thirty (30) days after the end of each calendar month, beginning with the month of April 2018, a copy of an unaudited financial report of Tenant, as of the end of such calendar month and for the portion of the fiscal year then ended, containing balance sheets and

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statements of income, profit and loss statements, retained earnings, and cash flow, all in reasonable detail, certified by a responsible officer of Tenant, and prepared in accordance with GAAP, which financial statements are substantially accurate as to the financial condition and results of operations of Tenant at the date and for the periods indicated therein.
(g)    Cash Flow Projections of Tenant. (i) As soon as available, and in any event within seven (7) days after the end of each week, a cash flow projection of Tenant for the succeeding 13-week period, along with a report demonstrating variances from the previous week’s cash flow projection provided to Landlord, beginning with the week ending April 20, 2018; and (ii) as soon as available, and in any event within thirty (30) days after the end of each calendar month, a cash flow projection of Tenant for the succeeding six-month period, along with a report demonstrating variances from the previous month’s cash flow projection provided to Landlord.

(h)    Quarterly Financial Statements of Guarantor. As soon as available, and in any event within sixty (60) days (as to draft financial statements) and ninety (90) days (as to final financial statements), respectively, after the end of each calendar quarter beginning with the calendar quarter ending June 30, 2018, a copy of an unaudited financial report of Guarantor, as of the end of such calendar quarter and for the portion of the fiscal year then ended, containing balance sheets, all in reasonable detail and certified by a responsible officer of Guarantor to have been prepared in accordance with sound accounting principles consistently applied to fairly present (subject to year-end audit adjustments) the financial condition and results of operations of Guarantor at the date and for the periods indicated therein;
(i)    Cash Flow Projections of Guarantor. As soon as available, and in any event within thirty (30) days after the end of each calendar month, a cash flow projection of Guarantor for the succeeding six-month period, along with a report demonstrating variances from the previous month’s cash flow projection provided to Landlord;

(j)    Additional Financial Information. Tenant and Guarantor shall provide such additional financial information reasonably requested by Landlord.
9.    Modification of Guaranty. The third sentence of Section 3 of the Guaranty shall be deleted in its entirety and the following shall be added as a new Section 15:
"15.    As of July 7, 2020, the Guaranteed Payments and the Guaranteed Obligations shall be limited to the Combined Payment Plan Rent, RE Payment Plan Taxes, Property Insurance Payment Plan and any further advances made by Landlord or its affiliates to or on behalf of Tenant, Guarantor, or any of their respective affiliates in any way related to the Lease or the Guaranty, together with all interest accrued on all of the foregoing.
This Guaranty shall terminate and be null and void on the earlier of (i) August 31, 2021, or (ii) the date upon which a sale or other transfer of all or substantially all of Tenant's assets, an assignment or other transfer all or any portion of Tenant's interest in the Lease, or a sale

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or transfer of any controlling interest in Tenant in consummated, in each case as approved by Landlord in its sole and absolute discretion.
10.    Due on Sale. The Combined Payment Plan Rent, RE Payment Plan Taxes, Property Insurance Payment Plan, and any and all other amounts due Landlord pursuant to the Lease or the Guaranty, together with all interest accrued thereon, shall be due and payable in full to Landlord upon the sale or other transfer of more than ten percent (10%) of Tenant's assets or thirty-five percent (35%) of Guarantor's assets (excluding Guarantor's interest in Tenant and the properties known as the Tulsa MOB, Texas Tech MOB and El Paso SNF), assignment or other transfer all or any portion of Tenant's interest in the Lease or Guarantor's obligations under the Guaranty, or the sale or transfer of any controlling interest in Tenant or Guarantor.
11.    Subordination of Management Fees. Until such time as all Rent, Combined Payment Plan Rent, RE Payment Plan Taxes, Property Insurance Payment Plan and any other advances made by Landlord or any of its affiliates by or on behalf of Tenant remain unpaid, any management or similar fee owed by Tenant may continue to accrue, but shall not be paid, and shall be subject and subordinate to Landlord's rights under the Lease and Lender's rights under the Loan Documents.
12.    Prohibition on Distributions. Tenant and Guarantor shall not make any distributions to any of their respective owners, whether direct or indirect, or any other affiliate thereof (provided, however, this restriction shall not apply to inter-company transfers).
13.    Texas Gulf Coast MOB. Tenant shall, on or before June 30, 2018, provide to Landlord evidence reasonably satisfactory to Landlord that the failure by Tenant's affiliate to pay rent and perform other obligations under its lease has been successfully resolved.
14.    Escrow of Real Estate Taxes and Insurance. With respect to all ad valorem and other property taxes, and all insurance premiums payable with respect to the Premises in each calendar year, commencing with the 2019 calendar year, Tenant shall deliver to Landlord, on a monthly basis, an amount equal to 1/12th of all such property taxes and insurance premiums due or estimated to be due during such year, to be held in escrow with Landlord until such amounts are due and payable. All such amounts shall be delivered to Landlord beginning on January 1, 2019 and continuing on the first day of each calendar month thereafter, which amounts shall be maintained by Landlord in a non-interest bearing account in Landlord's name, and which shall be paid by Landlord to the relevant taxing authority or insurance carrier, as applicable, as and when due and payable.
15.    Conditions. The effectiveness of this Amendment is subject to Landlord's receipt of the following, each dated (unless otherwise indicated) the date of this Amendment, in form and substance satisfactory to Landlord:

a)	Amendment. Executed counterparts of this Amendment;

b)	Capital One Forbearance. Executed Forbearance Agreement between Tenant and Capital One;

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c)
White Oak Loan Documents. On or before April 20, 2018, fully executed copies of all loan documents entered into in connection with the Medistar Equipment Loan Agreement (as defined in the Loan Agreement), as amended, including any amendments, extensions or similar loan documents;

d)
Legal Opinion. On or before April 20, 2018, a fully executed original of the legal opinion originally intended to be delivered to Lender as of the original effective date of August 28, 2017 required by Section 5.1(m) of the Loan Agreement; and

e)	Additional Information. Such additional documents, instruments and information as Landlord may request.
16.    Affirmation. Tenant and Guarantor hereby agree and confirm that the Lease and Guaranty, each as modified hereby, together with all of the other Loan Documents are and continue in full force and effect as to all Tenant's and Guarantor's obligations contained therein and the execution and delivery of this Amendment in no way impairs or adversely affects the validity, existence or enforceability of the Lease or the Guaranty, each as modified hereby, or any of the other Loan Documents. Tenant and Guarantor hereby remake each and every warranty and representation of Tenant and Guarantor, as applicable, set forth in the Lease and Guaranty, as applicable, as of the date of this Amendment. Tenant and Guarantor, each on behalf of itself and on behalf of Borrower, hereby reaffirm to Landlord each of the covenants and agreements set forth in the Lease and the other Loan Documents with the same force and effect as if each were separately stated herein.
17.    Representations and Warranties of Tenant. Tenant and Guarantor each hereby represent and warrant that (i) except as specifically provided herein or as otherwise disclosed to Landlord in writing on or before the Effective Date hereof, no Event of Default exists under the Lease, the Guaranty, or any of the Loan Documents, or would result from the execution of this Amendment, and no condition or event has occurred and is continuing which after notice and/or the lapse of time would constitute an Event of Default under the Lease, the Guaranty or any of the Loan Documents, and (ii) all of the representations and warranties contained herein and in Section 25 of the Lease, as amended hereby, the Guaranty, as amended hereby, and in the Loan Documents, are true and correct in all material respects (or, in the case of representations and warranties already containing a materiality qualifier, are true and correct in all respects) on and as of the date hereof with the same force and effect as if such representations and warranties had been made on and as of the date hereof, except to the extent such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, in the case of representations and warranties containing a materiality qualifier, are true and correct in all respects) as of such earlier date.
18.    Further Assurances. Tenant and Guarantor, upon request from Landlord, agree to execute such other and further documents as may be reasonably necessary or appropriate to consummate the transactions contemplated herein or to perfect any liens and security interests intended to secure the payment of the Loans.

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19.    Offsets. Tenant and Guarantor hereby acknowledge and agree that there are no offsets, claims or defenses to the Lease, the Guaranty or the Loan Documents. Tenant and Guarantor hereby agree that if any such offset, claim or defense to the Lease, the Guaranty or the Loan Documents should hereafter exist against Landlord based on facts or circumstances existing as of the date hereof, the same will not be raised against Landlord.
20.    Other Provisions Unchanged. Except as specifically provided herein, the terms and provisions of the Lease and the Guaranty shall remain unchanged and shall remain in full force and effect. The Lease and the Guaranty, each as modified and amended hereby, and all of the other Loan Documents are hereby ratified and confirmed in all respects.
21.    Merger. No modification of the Lease or the Guaranty, or any waiver of rights under the foregoing, shall be effective unless made by supplemental agreement, in writing, executed by Landlord and Tenant and, if applicable, Guarantor. Landlord, Guarantor and Tenant further agree that this Amendment may not in any way be explained or supplemented by a prior, existing or future course of dealings between the parties or by any prior, existing, or future performance between the parties pursuant to this Amendment or otherwise.
22.    Expenses of Landlord. Contemporaneously with the execution and delivery hereof, Tenant shall pay, or cause to be paid, all costs and expenses incident to the preparation hereof and the consummation of the transactions specified herein, including, without limitation, fees and expenses of legal counsel to Landlord.
23.    Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.
24.    Severability of Provisions. If any covenant, condition, or provision herein contained is held to be invalid by final judgment of any court of competent jurisdiction, the invalidity of such covenant, condition, or provision shall not in any way affect any other covenant, condition or provision herein contained.
25.    Time of the Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Amendment.
26.    Successors and Assigns. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns.
27.    Paragraph Headings. The paragraph headings set forth in this Amendment are for the convenience of the parties only, and shall in no way enlarge or limit the scope or meaning of the various and several paragraphs in this Amendment.
28.    No Waiver or Release. Any failure by Landlord to insist upon the strict performance by Tenant or Guarantor of any of the terms and provisions hereof shall not be deemed to be a waiver of any of the terms and provisions hereof, and Landlord notwithstanding any such failure, shall

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have the right thereafter to insist upon the strict performance by Tenant or Guarantor of any and all of the terms and provisions of the Lease or the Guaranty, as applicable, each as modified by this Amendment, to be performed by Tenant or Guarantor, as applicable.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties here have executed this Amendment as of the date first written above.

LANDLORD:

HC-200 BLOSSOM STREET, LLC,
a Delaware limited liability company

By: HC-Bay Area Regional Real Estate Holdings, LLC,
   a Delaware limited liability company,
   its Sole Member

   By: Carter/Validus Operating Partnership, LP,
      a Delaware limited partnership,
      as Manager

      By: Carter Validus Mission Critical REIT, Inc.,
         a Maryland corporation,
         its General Partner

         By: /s/ Lisa Drummond
         Name: Lisa Drummond
         Title: Secretary

TENANT: BAY AREA REGIONAL MEDICAL CENTER, LLC, a Texas limited liability company By: /s/ Stephen K. Jones Name: Stephen K. Jones Title: CEO

[Signature page continues]

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Manfred Co., L.C., a Texas limited liability company ("Guarantor") has executed this Amendment as of the date first written above, for purposes of evidencing its consent and agreement to the terms contained herein, including, without limitation, the modifications of the Guaranty.

GUARANTOR: MANFRED CO., L.C., a Texas limited liability company By: /s/ Rick Zachardy Name: Rick Zachardy Title: CFO

FOURTH AMENDMENT TO AMENDED AND RESTATED LEASE AGREEMENT – S-2